Exhibit 8.2

ALE Group Holding Limited	September 1, 2021

Unit 1005, 10/F, Tower A

New Mandarin Plaza

14 Science Museum Road

Tsim Sha Tsui, Hong Kong

(+852) 3620 2688

Ladies and Gentlemen:

We have acted as counsel as to matters of United States tax law, to ALE Group Holding Limited, a British Virgin Islands based holding company that provides accounting and corporate consulting services to small and medium-sized businesses through their wholly owned Hong Kong subsidiary, ALECS, in connection with the preparation and filing of the Company’s registration statement on Form F-1 (Registration No. 333-239225), including any amendments or supplements thereto (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), as originally filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed public offering of 4,200,000 Ordinary Shares and resale of 1,560,000 Ordinary Shares by certain selling shareholders as identified therein, par value $0.00052083 USD per Ordinary Share.

The facts, as we understand them, and upon which, with your permission, we rely in rendering the opinion herein, are set forth in the F-1 Registration Statement. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the F-1 Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers of the Company.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

The statements made in the Registration Statement, under the caption “Material U.S. Federal Tax Consequences Applicable to U.S. Holders of our Ordinary Shares,” to the extent such statements relate to matters of United States tax law, represent our opinion. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. We assume no obligation to inform you of any such change. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

Our opinions expressed above are limited to the tax laws of the United States. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

We express no other opinion except as set forth above.

Very truly yours,

/s/ MESSINA MADRID LAW

MESSINA MADRID LAW PA

506 Malaga Ave #2, Coral Gables, FL, 33134      giancarlo@messinamadridlaw.com      Tel. (917) 225-6827